Exhibit 10.9

Undertaking to Take Measures to Cover Dilution of Current Returns

In view of the fact that Jinko Solar Co., Ltd. (hereinafter referred to as “Issuer”) intends to apply for an initial public offering of shares and listing on the STAR Market, JinkoSolar Investment Limited (hereinafter referred to as “Company”), as the controlling shareholder of the Issuer, will safeguard the legitimate rights and interests of the Issuer and all shareholders, and in accordance with the relevant regulations of the China Securities Regulatory Commission, promote the implementation of the Issuer’s return-filling measures, and make the following undertaking:

While the Company is the controlling shareholder of the Issuer, the Company shall not, in excess of its shareholder capacity, interfere in the Issuer’s business and management activities, and shall not encroach on the Issuer’s interests.

For and on behalf of

JinkoSolar Investment Limited (Seal):

By: /s/ Li Xiande

Date: June 21, 2021